Exhibit 99.2

Important Notice Regarding the Availability of Information Statement Materials

SEARS HOLDINGS CORPORATION
You are receiving this communication because you hold securities in Sears Holdings Corporation. Sears Holdings Corporation has released informational materials regarding its spin-off of its indirect wholly owned subsidiary, Lands’ End, Inc. (“Lands’ End”), that are now available for your review (“Spin-Off Materials”). This notice provides instructions on how to access the Spin-Off Materials for informational purposes only. It is not a form for voting and presents only an overview of the Spin-Off Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the Spin-Off Materials.

SEARS HOLDINGS CORPORATION 3333 BEVERLY ROAD, B6-256B HOFFMAN ESTATES, IL 60179	To effect the spin-off, Sears Holdings Corporation will distribute all of the shares of Lands’ End common stock on a pro rata basis to the holders of Sears Holdings Corporation common stock, except that holders of Sears Holdings Corporation restricted stock that is unvested as of the record date will receive cash awards in lieu of shares. Following the distribution, which will be effective on April 4, 2014, Lands’ End will be an independent, publicly traded company. Sears Holdings Corporation is not soliciting proxy or consent authority from shareholders in connection with the spin-off.

The Spin-Off Materials consist of the Information Statement that Lands’ End has prepared in connection with the spin-off. You may view the Spin-Off Materials online at www.searsholdings.com/invest/LEInfoStmt and easily request a paper or e-mail copy (see reverse side). Please make your request for a paper copy on or before , 2014 to facilitate timely delivery.

See the reverse side for instructions on how to access materials.

— How to Access the Materials —

Materials Available to VIEW or RECEIVE:
Information Statement

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.searsholdings.com/invest/LEInfoStmt.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY TELEPHONE:	(800) 868-1391
2) BY E-MAIL*:	landsend@georgeson.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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